Exhibit 23.4

April 27, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hanwha Q CELLS Investment Co. Ltd. (“HQI”) and engaged to report on the consolidated financial statements of HQI as of and for the years ended December 31, 2014 and 2013. On February 6, 2015, we learned that the reverse acquisition of HQI by Hanwha SolarOne had consummated and that the auditor-client relationship with us will cease upon completion of the audit of HQI’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013, and the issuance of our reports thereon. We have read the registrant’s statements included under Item 16F of its Form 20-F dated April 27, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the registrant’s statements that the change was approved by the audit committee and that Ernst&Young Hua Ming LLP were not consulted regarding the application of accounting principles to a specified transaction as it relates to HQI or the type of audit opinion that might be rendered on HQI’s consolidated financial statements.

Very truly yours,

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany